Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Psyence Biomedical is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of NCAC as of September 30, 2023 with the historical carve-out consolidated balance sheets of Psyence Biomed Corp. as of September 30, 2023, giving pro forma effect to the Business Combination, as if it had occurred as of September 30, 2023.

The following unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2023 combine the historical statement of operations of NCAC for the nine months ended September 30, 2023 less the three months ended March 31, 2023, and the historical carve-out consolidated statements of net loss and comprehensive loss of Psyence Biomed Corp. for the six months ended September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on April 1, 2022, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statements of operations for the year ended March 31, 2023 combine the historical statement of operations of NCAC for the year ended December 31, 2022, and the historical carve-out consolidated statements of net loss and comprehensive loss of Psyence Biomed Corp. for the year ended March 31, 2023, giving pro forma effect to the Business Combination as if it had occurred on April 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been derived from:

•	the historical audited financial statements of NCAC as of December 31, 2022 and for the year ended December 31, 2022 and the related notes thereto included elsewhere in this Form 20-F;

•	the historical unaudited financial statements of NCAC as of March 31, 2023 and for the three months ended March 31, 2023 and the related notes thereto; and

•	the historical unaudited financial statements of NCAC as of September 30, 2023 and for the nine months ended September 30, 2023 and the related notes thereto included elsewhere in this Form 20-F; and

•	the historical audited carve-out consolidated financial statements of Psyence Biomed Corp. as of September 30, 2023 and for the six months ended September 30, 2023 (the “Carve-Out interim Consolidated Financial Statements”) and the related notes thereto included elsewhere in this Form 20-F; and

•	the historical audited carve-out consolidated financial statements of Psyence Biomed Corp. as of and for the years ended March 31, 2023 and 2022 (the “Carve-Out Consolidated Financial Statements”) and the related notes thereto included elsewhere in this Form 20-F.

This information should be read together with the Carve-Out Consolidated Financial Statements of Psyence Biomed Corp. and its related notes and NCAC’s financial statements and related notes, “Psyence Biomed Corp. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this Form 20-F.

1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2023

(In USD)

	Original Target (IFRS,		IFRS Conversion and		Actual Redemption
	Historical) – USD (Note 4)	NCAC (U.S. GAAP Historical)	Presentation Alignment (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$605,480	$88,174	$—		$1,351,130	A	$2,275,445
					(1,613,859)	B
					(50,000)	H
					2,500,000	J
					(605,480)	O
Restricted cash	29,586	—	—		(29,586)	O	—
Other receivables	18,787	—	—		—		18,787
Interest receivable	—	53,659	—		(53,659)	A	—
Prepaid expenses and other assets	15,519	20,683	—		—		36,202
Total current assets	669,372	162,516	—		1,499,250		2,330,434
Non-current assets
Investments held in Trust Account	—	12,518,199	—		(1,297,471)	A	—
					(11,493,744)	K
					100,172	L
					172,844	M
Total non-current assets	—	12,518,199	—		(12,518,199)		—
Total assets	$669,372	$12,680,715	$—		$(11,019,653)		$2,330,434
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$914,990	$1,007,704	$—		$(618,551)	B	$1,304,143
Deferred underwriting fee payable	—	13,100,000	—		(13,100,000)	I	—
Loan to affiliate	737,053	70,000	—		1,460,657	B	2,267,710
Loan from Sponsor	—	1,607,770	—		(50,000)	H	1,657,942
					100,172	L
Convertible Note	—	—	—		484,496	J	484,496
Derivative warrant liability	—	392,100	—		(392,100)	O	594,685
	—				594,685	P
Common stock subject to possible redemption	—	—	12,571,858	(a)	(1,078,114)	E	—
					(11,493,744)	K
Total current liabilities	1,652,043	16,177,574	12,571,858		(24,092,499)		6,308,976
Total liabilities	1,652,043	16,177,574	12,571,858		(24,092,499)		6,308,976
Class A ordinary shares subject to possible redemption	—	12,571,585	(12,571,858	)(a)	—		—
EQUITY
Net parent investment	(982,671)	—	—		982,671	C	—
NCAC Class B ordinary shares	—	654	—		(654)	G	—
NCAC Class A ordinary shares	—	114	—		500	C	1,339
					45	B
					12	E
					523	G

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	Original Target (IFRS,		IFRS Conversion and	Actual Redemption
	Historical) – USD (Note 4)	NCAC (U.S. GAAP Historical)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined
				130	J
				15	I
Additional paid-in capital	—	—	—	(988,955)	B	71,542,872
				4,110,908	C
				(3,904,541)	D
				1,078,102	E
				131	G
				1,499,985	I
				(635,066)	N
				2,015,374	J
				68,366,934	F
Accumulated deficit	—	(16,069,485)	—	(1,467,055)	B	(75,522,753)
				(5,094,079)	C
				3,904,541	D
				(68,366,934)	F
				392,100	O
				(594,685)	P
				11,600,000	I
				172,844	M
Total equity	(982,671)	(16,068,717)	—	13,072,846		(3,978,542)
Total equity and liabilities	$669,372	$12,680,715	$—	$(11,019,653)		$2,330,434

See accompanying notes to the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2023
(in USD)

	Original Target (IFRS,		IFRS Conversion and		Actual Redemption
	Historical) – USD (Note 4)	NCAC (U.S. GAAP Historical)(1)	Presentation Alignment (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
Sales and marketing	$(2,122)	$—	$—		$—		$(2,122)
Research and development	(791,439)	—	—		—		(791,439)
General and administrative	(85,569)	(290,985)	—		60,000	BB	(316,554)
Professional fees and consulting fees	(584,427)	(778,157)	—		—		(1,362,584)
Foreign exchange gain (loss)	(115,434)	—	—		—		(115,434)
Interest income	(27,423)	—	358,533	(b)	(358,533)	AA	(27,423)
Total operating expense	(1,606,414)	(1,069,142)	358,533		(298,533)		(2,615,556)
Other income and (expense)
Interest income on marketable securities held in Trust Account	—	358,533	(358,533	)(b)	—		—
Profit (loss) before income tax	(1,606,414)	(710,609)	—		(298,533)		(2,615,556)
Income tax (expense) benefit	—	—	—		—		—
Net income (loss)	$(1,606,414)	$(710,609)	$—		$(298,533)		$(2,615,556)
Basic and diluted net loss per share, redeemable Class A ordinary shares		$0.20
Basic and diluted net loss per share, Class B ordinary shares		$(0.08)
Pro forma weighted average number of shares outstanding – basic and diluted							13,390,659
Pro forma loss per share – basic and diluted							$(0.20)

(1)	Combine the historical statement of operations of NCAC for the six months ended September 30, 2023 derived from the nine month ended September 30, 2023 less the three months ended March 31, 2023.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2023
(in USD)

	Original Target (IFRS,		IFRS Conversion and		Actual Redemption
	Historical) – USD (Note 4)	NCAC (U.S. GAAP Historical)(1)	Presentation Alignment (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
Sales and marketing	$(7,024)	$—	$—		$—		$(7,024)
Research and development	(1,607,565)	—	—		—		(1,607,565)
General and administrative	(366,132)	(869,379)	—		220,000	BB	(70,849,500)
					(68,833,989)	CC
Professional fees and consulting fees	(1,251,474)	(424,598)	—		—		(1,676,072)
Foreign exchange gain (loss)	26,890	—	—		—		26,890
Interest income	1,553	—	3,551,791	(b)	(3,551,791)	AA	1,553
Total operating expense	(3,203,752)	(1,293,977)	3,551,791		(73,165,780)		(74,111,718)
Other income and (expense)
Change in fair value of warrants	—	5,756,500	—		—		5,756,500
Interest income on marketable securities held in Trust Account	—	3,551,791	(3,551,791	)(b)	—		—
Profit (loss) before income tax	(3,203,752)	8,014,314	—		(73,165,780)		(68,355,218)
Income tax (expense) benefit	—	—	—		—		—
Net income (loss)	$(3,203,752)	$8,014,314	$—		$(73,165,780)		$(68,355,218)
Basic and diluted net loss per share, redeemable Class A ordinary shares		$0.38
Basic and diluted net loss per share, Class B ordinary shares		$0.25
Pro forma weighted average number of shares outstanding – basic and diluted							13,390,659
Pro forma loss per share – basic and diluted							$(5.10)

(1)	Combine the historical statement of operations of NCAC for the year ended December 31, 2022

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

On January 25, 2024 (the “Closing Date”), Psyence Biomedical Ltd., a corporation organized under the laws of Ontario, Canada (“Psyence Biomedical” or the “Company”), consummated the previously announced business combination pursuant to the Amended and Restated Business Combination Agreement (as amended, the “BCA”), dated as of July 31, 2023, by and among the Company, Newcourt Acquisition Corp., a Cayman Islands exempted company (“NCAC”), Newcourt SPAC Sponsor LLC, a Delaware limited liability company (“Sponsor”), Psyence Group Inc., a corporation organized under the laws of Ontario, Canada (“Parent”), Psyence (Cayman) Merger Sub, a Cayman Islands exempted company and a direct and wholly owned subsidiary of Pubco (“Merger Sub”), Psyence Biomed Corp., a corporation organized under the laws of British Columbia, Canada (“Original Target”), and Psyence Biomed II Corp., a corporation organized under the laws of Ontario, Canada (“Psyence II”).

Prior to the execution of the Amended and Restated Business Combination Agreement, Parent formed Psyence II and Psyence Biomedical as wholly owned subsidiaries, and prior to the Closing, Parent and the Original Target were amalgamated. Thereafter, Parent transferred the shares of Psyence Australia Pty Ltd. and its related business assets that were previously owned by the Original Target to Psyence II.

The following transactions occurred pursuant to the terms of the BCA (collectively, the “Business Combination”) at the effective time of the Merger (the “Effective Time”):

•	Parent contributed Psyence II to the Company in a share for share exchange (the “Company Exchange”).
•	Following the Company Exchange, Merger Sub merged with and into NCAC, with NCAC being the surviving company in the merger (the “Merger”) and each outstanding ordinary share of NCAC was converted into the right to receive one common share of the Company (“Company Common Share”).
•	Each outstanding warrant to purchase NCAC Class A ordinary shares was converted at the Effective Time into a warrant to acquire one Company Common Share (the “Company Warrants”) on substantially the same terms as were in effect immediately prior to the Effective Time under their terms.

On January 15, 2024 and January 23, 2024, the parties to the Business Combination Agreement entered into letter agreements (the “Closing Letter Agreements”) pursuant to which, among other things, Psyence Biomedical, Parent, the Company, Original Target and Merger Sub (collectively, the “Psyence Parties”) agreed, (X) on a conditional basis, to waive the closing conditions contained in the BCA that, at or prior to the closing of the Business Combination (the “Closing”), (i) Newcourt shall have no less than $20,000,000, net of liabilities, as of the Closing (the “Minimum Cash Condition”) and (ii) the PIPE Investment in the PIPE Investment Amount shall have occurred or shall be ready to occur substantially concurrently with the Closing (the “PIPE Investment Condition”) and (Y) to waive certain deliverables under Section 3.6 of the Business Combination Agreement (the “Closing Deliverables”). Upon the Closing, the Psyence Parties waived in full the Minimum Cash Condition, the PIPE Investment Condition and the Closing Deliverables.

On January 15, 2024, in connection with the Business Combination, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) by and among (i) the Company, (ii) Psyence II, (iii) Sponsor and (iv) certain investors (the “Investors”) relating to up to four senior secured convertible notes (collectively, the “Notes” and the transactions pursuant to the Securities Purchase Agreement, the “Financing”), obligations under which will be guaranteed by certain assets of the Company and Psyence II, issuable to the Investors at or after the Closing, as the case may be, for the aggregate principal amount of up to $12,500,000 in exchange for up to $10,000,000 in subscription amounts.

The Note for the first tranche of the Financing (the “First Tranche Note”), for a total of $3,125,000 of principal in exchange for a total of $2,500,000 in subscription amounts and was issued to the Investors substantially concurrently with, and contingent upon, the Closing. The Financing closed immediately prior to the Business Combination.

Upon the closing of the first tranche of the Financing, the Minimum Cash Condition and PIPE Investment Condition were deemed waived by the Psyence Parties.

Merger Consideration

As consideration for all of the issued and outstanding Psyence II common shares that the Company shall receive in the Company Exchange, the Company shall issue to Parent, 5,000,000 Company Common Shares.

Note 2 — Basis of Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the Company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination and the Security Purchase Agreement financing as described below.

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Actual Redemptions

On January 18, 2024, in connection with the extraordinary general meeting of shareholders held in connection with the proposed Business Combination, NCAC’s public shareholders holding 929,727 public shares validly elected to redeem their shares for a pro rata portion of the funds in the NCAC’s Trust Account. As a result, approximately $10.74 million (approximately $11.56 per public share redeemed in connection with the Extension Meeting) was removed from the Trust Account to pay such holders. On January 22, 2024, in connection with the NCAC’s Extension Meeting, shareholders holding 63,635 public shares exercised their right to redeem their shares for a pro rata portion of the funds in the NCAC’s Trust Account. As a result, approximately $735,000 (approximately $11.56 per public share redeemed in connection with the Extension Meeting) was removed from the Trust Account to pay such holders. The total shares redeemed was 993,362 resulting in approximately $11.49 was removed from the Trust Account to pay such holders. Following such redemptions, NCAC had 119,659 public shares outstanding and approximately $1.38 million remained in the Trust Account.

Financing Arrangements

On January 15, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) by and among the Company, Psyence, Sponsor and a purchaser (the “Purchaser”) relating to up to four senior secured convertible notes (collectively, the “Notes”), obligations under which will be guaranteed by certain assets of the Company and Psyence, issuable to the Purchaser at or after the Closing, as the case may be, for the aggregate principal amount of up to $12,500,000 in exchange for up to $10,000,000 in subscription amounts.

The First Tranche Note will be a total of $3,125,000 of principal in exchange for a total of $2,500,000 in subscription amounts and will be issuable to the Purchaser substantially concurrently with, and contingent upon, the consummation of the Business Combination or at such other time and place as the Company and the Purchaser mutually agree upon.

The Second Tranche Note will be a total of $3,125,000 of principal in exchange for a total of $2,500,000 in subscription amounts; provided, however, that, in the event that the Market Value Traded as of the Second Tranche Closing is less than the full subscription amount of the Second Tranche Note, (A) Purchaser will invest an amount equal to the Market Value Traded as of the Second Tranche Closing and (B) on the later of (i) each subsequent 30 day anniversary of the Second Tranche Closing or (ii) the effectiveness of the registration statement registering the underlying shares for such portion of the Second Tranche Note, Purchaser will invest an amount equal to the Market Value Traded as of such date, until the Second Tranche Note is funded in full, subject to the conditions set forth in the Securities Purchase Agreement.

The Third Tranche Note, if any, will be a total of $3,125,000 of principal in exchange for a total of $2,500,000 in subscription amounts.

The Fourth Tranche Note, if any, will be a total of $3,125,000 of principal in exchange for a total of $2,500,000 in subscription amounts.

The material terms of the Notes are as follows: On the original issuance date, interest shall begin accruing at 8.0% per annum based on the outstanding principal amount of the Note, payable monthly in arrears in cash or in common shares of the Company’s (“Common Shares”) (at the Conversion Price). For purposes of the Notes, the Conversion Price, commencing on the first trading day following the closing of the Business Combination shall be $10.00; provided, however, it may be subject to adjustments according to the terms and reset dates included in the Note.

Additionally, in consideration of the willingness of the Purchaser to enter into the transactions that are the subject of the Securities Purchase Agreement and the Notes, the Company or certain of its shareholders shall deliver a structuring fee of Common Shares (the “Structuring Shares”) in connection with the Note per the terms of the attached agreement, with (i) 1,300,000 Structuring Shares delivered to the Purchaser at the First Tranche Closing and (ii) following the First Tranche Closing, 1,700,000 Structuring Shares delivered pursuant to the terms set forth in the call option agreements to be entered into between Purchaser and certain shareholders of the Company.

In connection with the foregoing, the Company and the Purchaser will enter into a registration rights agreement, pursuant to which the Company will file a Registration Statement covering the resale of registrable securities issuable pursuant to the Note.

In connection with the foregoing and as a condition to each closing under the Securities Purchase Agreement, NCAC Sponsor and Parent, shall have entered into a lock-up agreement, pursuant to which, NCAC Sponsor and Parent will agree, subject to customary exceptions, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares (the “Lock-Up Securities”), whether currently owned or acquired later by NCAC Sponsor or Parent, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities until 180 days following the closing of the Business Combination, or such later date pursuant to the terms set forth therein.

The Structuring Shares are deemed to be representative of a freestanding financial instrument issued in a bundled transaction with the Note. The Structuring Shares to be issued as part of the bundled transaction are classified and accounted for as equity; therefore, the proceeds are required to be allocated based on the relative fair values of the base instrument (i.e., Note) and the Structuring Shares in accordance with the guidance in ASC 470, Debt. The accounting position is currently under review and is subject to change.

The pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Company will experience. Original Target and NCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical carve-out consolidated financial statements of Original Target. have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Canadian Dollar (“CDN” or “CDN$”). The historical financial statements of NCAC have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. dollar (“USD” or “$”). The condensed combined pro forma financial information reflects IFRS and in USD, the basis of accounting used by the registrant, the Company, and no material accounting policy difference is identified in converting NCAC’s historical financial statements from U.S. GAAP to IFRS or Original Target from CDN to USD. The adjustments presented in the pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Company after giving effect to the Business Combination.

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The pro forma condensed combined financial information reflects the actual redemptions as described above.

The following table sets out the share ownership of Pubco following Closing on a pro forma basis:

Pro Forma Ownership	Shares	Number of Percent Outstanding
Rollover equity shares of Psyence Biomedical shareholders	5,000,000	37.34%
NCAC Public Shareholders	119,659	0.89%
Members of Sponsor	3,765,071	28.12%
Sponsor	2,389,929	17.85%
Cantor and CCM	520,000	3.88%
Financing Investors	1,300,000	9.71%
Other Third Party Advisers	296,000	2.21%
Total shares outstanding	13,390,659	100%

(1)	1,300,000 Backstop Shares were transferred to Financing Investors.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 13.39 million the Company Common Shares that were issued to NCAC’s shareholders, Original Target’s shareholders, Financing Investors and to Third Party shareholders.

8

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, NCAC will be treated as the “acquired” company for financial reporting purposes, and Original Target will be the accounting “acquirer.” This determination was primarily based on the assumption that Original Target shareholders will hold the largest minority of the voting power of the Company, Original Target’s operations will substantially comprise the ongoing operations of the Company, Original Target’s designees are expected to comprise a majority of the governing body of the Company, and Original Target’s senior management will comprise the senior management of the Company. However, NCAC does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of NCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Original Target, which represents the fair value of the shares that Original Target would have had to issue for the ratio of ownership interest in the Company to be the same as if the Business Combination had taken the legal form of Original Target acquiring shares of NCAC, in excess of the net assets of NCAC will be accounted for as stock-based compensation under IFRS 2 Share-Based Payment.

Note 4 — U.S. GAAP to IFRS Conversion and Presentation Alignment

The historical financial information of NCAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert NCAC’s balance sheet from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify NCAC Class A ordinary shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require NCAC to redeem NCAC Public Shares and NCAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align NCAC’s historical financial information in accordance with the presentation of Psyence Biomed Corp.’s historical carve-out consolidated financial information, see below for effect of conversion on the financial statements.

In addition, as part of the preparation of the unaudited pro forma condensed combined financial information since the reporting currency will be in United States dollars (“USD”), Original Target’s historical carve-out consolidated financial information was converted from Canadian dollars (“CDN”) to USD in accordance with the presentation of functional currency of Psyence Australia Pty, Ltd.’s historical financial information and the Company’s anticipated reporting currency, see below for effect of conversion on the financial statements.

9

NCAC’s Balance Sheet as of September 30, 2023

NCAC’s financial statements have been prepared in accordance with U.S. GAAP and in USD currency and converted to IFRS as follows:

As of September 30, 2023	U.S. GAAP	IFRS Conversion adjustment	Footnote reference	After conversion
ASSETS
Current assets:
Cash	$88,174			$88,174
Interest receivable	53,659			53,659
Prepaid expenses	20,683			20,683
Total current assets	162,516			162,516
Investments held in Trust Account	12,518,199			12,518,199
Total assets	$12,680,715			$12,680,715
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,007,704			$1,007,704
Deferred underwriting commissions	13,100,000			13,100,000
Due to affiliate	70,000			70,000
Loan from sponsor	1,607,770			1,607,770
Derivative warrant liability	392,100			392,100
Class A ordinary shares subject to possible redemption,	—	12,571,858	(a)	12,571,858
Total current liabilities	16,177,574			28,749,432
Total liabilities	16,177,574			28,749,432
Commitments and contingencies
Class A ordinary shares subject to possible redemption,	12,571,585	(12,571,858)	(a)	—
Class A ordinary shares	114			114
Class B ordinary shares	654			654
Additional paid-in capital	—			—
Accumulated deficit	(16,069,485)			(16,069,485)
Total shareholders’ deficit	(16,068,717)			(16,068,717)
Total liabilities, ordinary shares subject to possible redemption and shareholders’ deficit	$12,680,715			$12,680,715

(a)	To reclassify and present redeemable NCAC Public Shares as other liabilities under IFRS, as shareholders have the right to require NCAC to redeem the NCAC Public Shares and NCAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

10

U.S. GAAP to IFRS Conversion of NCAC’s Statement of Operations for the six months ended September 30, 2023

NCAC’s financial statements have been prepared in accordance with U.S. GAAP and in USD currency and is converted to IFRS as follows:

For the Six Months Ended September 30, 2023	U.S. GAAP	IFRS Conversion adjustment	Footnote reference	After conversion
General and administrative	$(1,069,142)			$(1,069,142)
Interest earned on investments held in Trust Account	—	358,533	(b)	358,533
Income (loss) from operations	(1,069,142)			(710,609)
Other income (expense):
Interest earned on investments held in Trust Account	358,533	(358,533)	(b)	—
Change in fair value of warrant liabilities	—			—
Total other income (expense)	358,533			—
Net income (loss)	$(710,609)			$(710,609)

U.S. GAAP to IFRS Conversion of NCAC’s Statement of Operations for the year ended December 31, 2022

NCAC’s financial statements have been prepared in accordance with U.S. GAAP and in USD currency and is converted to IFRS as follows:

For the Year Ended December 31, 2022	U.S. GAAP	IFRS Conversion adjustment	Footnote reference	After conversion
General and administrative	$(1,293,977)			$(1,293,977)
Interest earned on investments held in Trust Account	—	3,551,791	(b)	3,551,791
Income (loss) from operations	(1,293,977)			2,257,814
Other income (expense):
Interest earned on investments held in Trust Account	3,551,791	(3,551,791)	(b)	—
Change in fair value of warrant liabilities	5,756,500			5,756,500
Total other income (expense)	9,308,291			5,756,500
Net income (loss)	$8,014,314			$8,014,314

(b)	To reclassify and present interest earned on investments held in trust from non-operating income (expense) to other income from operating expenses.

Original Target’s Carve-Out Condensed Consolidated Interim Statement of Financial Position as of September 30, 2023 and Carve-Out Condensed Consolidated Statement of Net Loss and Comprehensive Loss for the six months ended September 30, 2023

Original Targets’s carve-out consolidated financial statements have been prepared in accordance CDN currency and is converted to USD to conform with the Company expected reporting currency as follows:

As of September 30, 2023	IFRS before conversion (in CDN)	USD to CDN Exchange Rate as of March 31, 2023	IFRS after conversion to (in USD)
ASSETS
Current assets:
Cash	$818,609	1.352	$605,480
Restricted Cash	40,000	1.352	29,586
Other receivables	25,400	1.352	18,787
Prepaid expenses	20,982	1.352	15,519
Total current assets	904,991		669,372
Total assets	$904,991		$669,372
LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$1,237,068	1.352	$914,990
Loans form affiliates	996,495	1.352	737,053
Total current liabilities	2,233,563		1,652,043
Total liabilities	2,233,563		1,652,043
EQUITY
Net Parent investment	(1,328,572)		(982,671)
Total shareholders’ deficit	(1,328,572)		(982,671)
Total liabilities and equity	$904,991		$669,372

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For the Six Months Ended September 30, 2023	IFRS before conversion (in CDN)	USD to CDN Average Exchange Rate for the six months ended September 30, 2023	IFRS after conversion to (USD)
Operating expenses
Sales and marketing	$(2,848)	1.3421	$(2,122)
Research and development	(1,062,212)	1. 3421	(791,439)
General and administrative	(114,845)	1. 3421	(85,569)
Professional fees and consulting fees	(784,375)	1. 3421	(582,427)
Foreign exchange gain (loss)	(154,927)	1. 3421	(115,434)
Interest income	(36,805)	1. 3421	(27,423)
Net loss	$(2,156,011)		$(1,606,414)

For the Year Ended March 31, 2023	IFRS before conversion (in CDN)	USD to CDN Average Exchange Rate for the year ended March 31, 2023	IFRS after conversion to (USD)
Operating expenses
Sales and marketing	$(9,292)	1.32297	$(7,024)
Research and development	(2,126,762)	1.32297	(1,607,565)
General and administrative	(484,382)	1.32297	(366,132)
Professional fees and consulting fees	(1,655,663)	1.32297	(1,251,474)
Foreign exchange gain (loss)	35,574	1.32297	26,890
Interest income	2,054	1.32297	1,553
Net loss	$(4,238,471)		$(3,203,752)

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A) Reflects the liquidation and reclassification of $1.35 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

(B) Represents preliminary estimated transaction costs expected to be incurred by NCAC and Original Target Group of approximately $6.92 million for legal, accounting and printing fees incurred as part of the Business Combination.

For the NCAC transaction costs, $0.78 million were previously accrued and the payable has been paid at closing and reflected as of the pro forma balance sheet date. An amount of $0.54 million is reflected as an adjustment to accumulated losses as these are attributed to the listing cost. In additional 446,000 Original Target shares were issued to service provided with a transaction price value of $10 per share for a total of $4.46 million as a Transaction Fee which were allocated to additional paid-in-capital as these are attributed to Business Combination.

For the Original Target Group transaction costs, $0.29 million of these fees have been paid at closing and $0.17 million have been accrued as of the pro forma balance sheet date. An amount of $0.93 million is reflected as an adjustment to accumulated losses as these are attributed to the listing cost. The remaining amount of $0.99 million is included as an adjustment to additional paid-in capital as these are attributed to Business Combination. Due to cash limitation $1.46 million of transaction cost were included as due and payable.

(C) Represents the exchange of outstanding Original Target Group shares into 5,000,000 the Company’s Common Shares at par value of $0.0001 per share upon the Business Combination.

(D) Represents the elimination of NCAC’s historical accumulated losses after recording the transaction costs to be incurred by NCAC as described in (B) above, the waiver of the underwriting fee described in (I) below and the derecognized warrant liability as described in (O) below.

(E) Reflects the transfer of the 119,659 NCAC shares which did not redeem into permanent equity and shares of the Company.

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(F) Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Original Target Group and the fair value of SPAC’s identifiable net assets at the date of the Business Combination, resulting in a $51.37 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $10.00 per share (based on the transaction value) and the fair value of the warrants at $0.045 (NCACW as of January 25, 2024 closing date).

	Actual Redemption
NCAC shareholders	Shares	Dollars
Public warrants	12,500,000
Private Placement warrants	570,000
Fair value of shares to be issued to NCAC shareholders		$594,685
Public shareholders	119,659
Private Placement Shares	1,140,000
Founder shareholders	3,535,000
Fair value of shares to be issued to NCAC shareholders		64,946,590
Fair value of shares and warrants to be issued to NCAC shareholders		(65,541,275)
Net assets of SPAC as of March 31, 2023		(16,068,717)
Less: January 2024 redemptions		(11,493,744)
Less: SPAC warrant liabilities		392,100
Add: Release of redeemable Class A shares		12,571,858
Add: Release of Underwriting fee payable		11,600,000
Add: Interest earned in Trust Account		172,844
Less: Effect of maximum redemption of SPAC shares		—
Adjusted net assets of SPAC as of September 30, 2023		(2,825,659)
Difference – being IFRS 2 charge for listing services		$68,366,934

(G) Reflects the conversion of Class B common stock into the Company’s Common stock on a one-for-one basis.

(H) Reflect repayment of $50,000 to the NCAC Sponsor loan at the closing of the Business Combination the remaining portion will be repaid after the closing of the Business Combination. Terms of repayment to be determined.

(I) Reflects the underwriter agreeing to the settlement of deferred underwriting commissions upon the closing of the Business Combination. The underwriter has agreed to settle the fee of $13.1 million by waiving 11.60 million of the fee and the receipt of 150,000 the Company’s Common Shares at $10 per share. The waived portion of the fee reverses the original entry which was applied to the components of the unit issued at NCAC IPO. As a result, the reversal of the transaction was applied to Class A ordinary shares with the related accretion to redemption value effecting accumulated deficit. The transaction cost allocated to the warrants was applied to earnings as such the net impact of the waived fee of $11.60 million was to reverse the accumulated earning impact of both components included in the unit.

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(J) Reflects the proceeds from the proposed Financing Arrangement under the Subscription Agreement where $2,500,000 in proceeds was received at closing in exchange for a Convertible Note and 1,300,000 the Company’s shares transferred from NCAC sponsor. As a result of the ASC 480 Freestanding Instrument Assessment performed at the onset of the memorandum, the Company has determined that the Subscription Agreement is deemed to be representative of TWO freestanding financial instruments, the Note and the Structured Shares. The Structures Shares are deemed to be representative of a freestanding financial instrument issued in a bundled transaction with the Note. The Structured Shares to be issued as part of the bundled transaction are classified and accounted for as equity; therefore, the proceeds are required to be allocated based on the relative fair values of the base instrument (i.e., Note) and the Structured Shares in accordance with the guidance in ASC 470, Debt. As such a debt discount of $2.64 million was recognized against the Note represented by $0.63 million of OID and $2.16 million related to the 1,300,000 Structured shares issued. The accounting for this transaction is preliminary and is subject to change.

(K) Reflects the redemption of 993,362 NCAC Public Shares for a cash payment of $11.49 million, or $11.57 per share on January 18 and 22, 2024 to approve the business combination and extend the date by which NCAC had to close on a business combination from January 22, 2024 to February 22, 2024.

(L) Reflect the borrowings from NCAC Sponsor of $100,172 in order to fund extension payments into the Trust Account.

(M) Reflects the interest earned in the NCAC’s trust subsequent to September 30, 2023 through the January 22, 2024 extension payment date.

(N) Reflects the removal of cash held by a subsidiary of Original Target that will not carry on to the Company.

(O) To derecognize warrant liability that is not being assumed by the Company, but rather re-issued as part of the consideration payable on closing of the RTO.

(P) To recognize the value of warrants re-issued by the Company on closing of the RTO transaction based valued based on the fair value of the NCAC public warrants as of January 25, 2024.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 2023 and for the Six Months ended September 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(AA) Reflects the elimination of interest income generated from the investments held in the Trust Account.

(BB) Represents the elimination of administrative service fees that will cease to be paid upon closing of the business combination.

(CC) Represents $68.37 million of expense recognized, in accordance with IFRS 2, for the difference between the deemed costs of the shares issued by Original Target Group and the fair value of NCAC’s identifiable net assets, as described in (F) above and $1.46 million of other cost incurred as described in (B) above. This cost is a nonrecurring item and only reflected in the earlier period presented for the year ended March 31, 2023.

Note 6 — Net Earnings (Loss) per Share

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the Maximum Redemption Scenario are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

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The following table sets out the share ownership of the Company following Closing on a pro forma:

&NegativeThickSpace;	Actual Redemption
Weighted average shares outstanding – basic and diluted
Rollover equity shares of Original Target Group shareholders	5,000,000
NCAC Public Shareholders	119,659
NCAC Sponsor Private Placement	1,140,000
NCAC Sponsor and Founder shareholders(1)	3,535,000
PIPE Investors	2,000,000
Third Party shareholders	596,000
Total	13,390,659

For the Six Months Ended September 30, 2023	Actual Redemptions
Pro forma net loss	$(2,615,556)
Weighted average shares of common stock outstanding – basic and diluted(2)	13,390,659
Net loss per share – basic and diluted	$(0.20)
Excluded securities:(3)
Public Warrants	12,500,000
Private Placement Warrants	570,000

Year Ended March 31, 2023	Actual Redemptions
Pro forma net loss	$(68,355,218)
Weighted average shares of common stock outstanding – basic and diluted(2)	13,390,659
Net loss per share – basic and diluted	$(5.10)
Excluded securities:(3)
Public Warrants	12,500,000
Private Placement Warrants	570,000

(1)	The 1,300,000 Backstop Shares were transferred by the NCAC Sponsor and issued to financing investor.

(2)	Assumes all issued and outstanding shares were outstanding for the entirety of the year.

(3)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

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